Exhibit 1

Joint Filing Agreement

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the common stock of the Issuer shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated: April 1, 2015

AMGEN INC.

By:	/s/ David J. Scott
Name:	David J. Scott
Title:	Senior Vice President, General Counsel and Secretary

AMGEN INVESTMENTS LTD.

By:	/s/ David J. Scott
Name:	David J. Scott
Title:	Senior Vice President and Assistant Secretary